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                     October 4, 2023

       Laura Moon
       Chief Accounting Officer
       Piedmont Office Realty Trust, Inc.
       5565 Glenridge Connector, Ste. 450
       Atlanta, GA 30342

                                                        Re: Piedmont Office
Realty Trust, Inc.
                                                            Form 10-K for the
year ended December 31, 2022
                                                            Filed February 23,
2023
                                                            File No. 001-34626

       Dear Laura Moon:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction